Exhibit 99.1

ISCO International Announces Patent Infringement Suit
Against Two Competitors

Mt.   Prospect, IL (July 17, 2001) – ISCO International, Inc. (OTC: ISCO), a global supplier of interference-control solutions for the wireless telecommunications industry, announced today that it has filed suit against Conductus Inc. (“Conductus”) and Superconductor Technologies, Inc. (“STI”) for infringement of ISCO’s recently issued U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.”

The suit was filed in the United States District Court for the District of Delaware, and alleges that all of Conductus’ and STI’s current base station front-end systems containing cryogenically cooled superconducting filters infringe ISCO’s patent. ISCO seeks a permanent injunction restraining Conductus and STI from marketing, selling, or manufacturing these products, as well as damages and attorneys’ fees.

“This patent is in our view the fundamental patent covering cryogenic receiver front-end systems (“CRFE”) in a commercially viable configuration,” said Dr. George Calhoun, Chairman and CEO of ISCO. “The patent is based upon applications originally filed in 1995, and the U.S. Patent and Trademark Office has granted it after a full review of the prior art. We believe that this appropriately recognizes the pioneering work done to establish this entire market application.

“The CRFE patent which is the subject of this suit is only one facet of ISCO’s technology portfolio. As we have said before, technological innovation and intellectual property rights are cornerstones of our business strategy. ISCO holds or has applied for over 100 patents, encompassing over 700 issued claims, focused primarily on applications pertinent to the commercial wireless telecommunications industry.”

ISCO is being represented in this suit by John F. Sweeney of Morgan & Finnegan, LLP, a New York-based intellectual property law firm.

A copy of U.S. Patent No. 6,263,215 may be obtained by accessing the United States Patent and Trademark Office website at www.USPTO.gov. Any questions regarding this litigation should be directed to Dr. Calhoun or to Charles F. Willes, Chief Financial Officer of ISCO.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5 G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the NASDAQ National Market in June1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.